SCHEDULE 14A
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SCHEDULE 14A INFORMATION

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North Pittsburgh Systems, Inc.

(Name of Registrant as Specified in Its Charter)

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if other than the Registrant)

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NEWS RELEASE

Contacts:

N. William Barthlow
North Pittsburgh Systems, Inc.
724-443-9600

Joe Doherty
Dan Sullivan
MacKenzie Partners, Inc.
212-929-5500

NORTH PITTSBURGH SYSTEMS, INC. MAILS LETTER TO SHAREHOLDERS

Gibsonia, Pa: March 26, 2007- North Pittsburgh Systems, Inc. (NASDAQ: NPSI) today mailed the following letter to shareholders.

March 26, 2007

Dear Shareholder:

You may have recently received a letter from individuals calling themselves “The North Pittsburgh Systems Shareholder Committee”. Please be aware that this so-called Committee is not an official NPSI committee but, rather, is comprised of hedge fund activists with a long record of disruptive behavior at companies in which they have purchased stock. IMPORTANT - Your Board of Directors’ goals of long-term sustainable value for your investment in the Company are not the same as the solely short-term “for sale” goal of the so-called Committee.

WHO IS THE “COMMITTEE”

The four individuals who signed the letter from the so-called Committee -- Phillip Goldstein, Andrew Dakos, Lawrence Goldstein, and James Chadwick - are well-known activists who are part of a group that has accumulated stock in NPSI (the “Bulldog Group”). An apparent member of the Bulldog Group, Full Value Partners L.P., has informed us that it intends at our 2007 annual shareholders meeting (1) to nominate two of its hand-picked nominees for election to our Board of Directors and (2) to propose that the Company’s shareholder rights plan be waived for a cash offer for all of the Company’s shares. If you receive proxy solicitation materials from this group we urge you NOT to grant them your proxy.

WE ARE LOOKING OUT FOR YOUR INTERESTS

Our Corporate Governance and Nominating Committee is considering the composition of the slate of directors that we will propose for election at the 2007 annual meeting, which we expect to hold this summer. Our slate will be comprised of highly qualified candidates who the Board believes will act in the best interests of all our shareholders.

Moreover, the Board believes that it is in the best interests of NPSI and its shareholders for us to continue to manage the Company with a view to both short-term and long-term shareholder value, as well as for the benefit of our customers and our other constituencies. The proposals by the Bulldog Group are not consistent with these objectives and ideals. Instead, we believe that they are the tactics of hedge fund activists working only to advance their own short-term financial interests.

SETTING THE RECORD STRAIGHT

In an effort to undermine our business goals, the letter mailed to you by the so-called Committee compares NPSI to another company, Warwick Valley Telephone. It neglects to point out that at the 2006 annual meeting, Warwick Valley’s shareholders rejected, by substantial margins, the efforts of members of the Bulldog Group to elect two hand-picked nominees to Warwick Valley’s board of directors - including one individual whom Full Value Partners has informed us it intends to nominate for election to NPSI’s Board of Directors at our 2007 annual shareholders meeting.

The letter also asks if NPSI’s management is “looking out for their own welfare.” Our answer is very simple and very clear: No.

Let us set the record straight.

➢
NPSI has paid dividends for the past 93 consecutive quarters and has declared the 94th dividend to be paid on April 16, 2007 to shareholders of record on April 2, 2007. Over this 23 year period, our regular quarterly dividend has increased from $0.04 to $0.20 per share (adjusted for stock splits) and the Company has paid special cash dividends aggregating more than $19 million.

➢
The letter implies that your Board and management are not evolving the Company to meet the requirements of today’s telecommunications customers. While there is no question that there has been a decline in demand for traditional telecommunications products and services throughout our industry, we have not stood idly by. Rather, the Company has and will continue to keep pace with technology and customer demands, with the ultimate goal of improving shareholder value.

➢
Over the past decade, the Company has transformed itself from a traditional telephone company to a broadband company and has done so utilizing the investment in infrastructure that is fundamental to the Company’s ability to service its customers with new and innovative products. We believe that, in many cases, our network is better equipped to ubiquitously handle broadband services than many of the largest telecommunications or cable competitors and, due to our size, the Company can be far more responsive to its customers. Growth in data-related services has helped to offset the decline in traditional access lines.

➢
Another example of the Company’s evolution is our initiation of VoIP (Voice over Internet Protocol) service that provides the latest features and services required to enable a modern business communications system. Our VoIP service utilizes the Company’s broadband network within the operating areas of the Company’s subsidiaries. It will also work anywhere a customer has a broadband connection, which we believe may allow nearly unlimited potential growth of this product in the future.

➢
The Company’s investments in three wireless partnerships in the Western Pennsylvania region have provided important value to the Company as they continue to grow and become increasingly profitable. The cash flow generated from these partnerships has helped the Company consistently pay dividends to its shareholders.

After more than a century of progress, NPSI companies are still expanding their horizons and meeting the changes and challenges that the ever-evolving telecommunications industry presents. We thank you for your support in the past and look forward to your continued support.

Please do NOT sign any proxy card sent to you by Full Value Partners, The North Pittsburgh Systems Shareholder Committee or any other member of the Bulldog Group. In the future, management will be sending to you a proxy statement along with a WHITE proxy card. If you have any questions, please call MacKenzie Partners, Inc., who is assisting us, at 800-322-2885.

Very truly yours, NORTH PITTSBURGH SYSTEMS, INC.
By:
Charles E. Thomas, Jr. Chairman of the Board

Additional Information

The Company will file a proxy statement with the Securities and Exchange Commission concerning the Company’s 2007 annual meeting of shareholders. Holders of Company common stock are urged to read the proxy statement when it becomes available because it will contain important information. In addition, the Company's directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company with respect to the 2007 annual meeting. Information about the directors and executive officers of the Company will be available in the proxy statement that the Company will file with the Securities and Exchange Commission and mail to shareholders. Investors also will be able to obtain a free copy of such proxy statement, when it is available, and any other relevant documents filed by the Company, at the Securities and Exchange Commission's website, http://www.sec.gov, and by contacting the Company at: 4008 Gibsonia Rd., Gibsonia, PA 15044-9311, Attention: Secretary; or MacKenzie Partners, Inc. at 800-322-2885.

In addition to historical information, this letter may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.